Exhibit 99.1

For Immediate Release

First Hawaiian Appoints Vanessa Washington

to the First Hawaiian, Inc. and First Hawaiian Bank Boards of Directors

HONOLULU, Hawaii October 13, 2020--(Globe Newswire)--First Hawaiian, Inc. (NASDAQ:FHB), (“First Hawaiian” or the “Company”) today announced the appointment of Vanessa Washington, retired former Bank of the West Senior Executive Vice President, General Counsel and Secretary, to serve on the Boards of Directors of First Hawaiian Inc. and its bank subsidiary, First Hawaiian Bank.

“We are very pleased that Vanessa Washington has joined our Boards as she brings over 25 years of extensive experience serving as a trusted advisor in highly regulated industries, including financial services and REITs,” said Bob Harrison, First Hawaiian, Inc. Chairman, President and CEO. “She has deep expertise in legal, governance and risk mitigation, and we are looking forward to her insights and contributions to First Hawaiian’s continued success.”

Vanessa Washington served as the Bank of the West Senior Executive Vice President, General Counsel and Secretary from 2006 until her retirement in October 2020. Ms. Washington previously served as Senior Vice President, General Counsel and Secretary for the publicly traded real estate firm of Catellus Development Corporation from 2001 to 2005 and prior to that, was Senior Vice President and Secretary at California Federal Bank, where she was employed from 1992 to 2001. She has experience as a commercial real estate transactions attorney in private firms and in-house. Ms. Washington serves on the Board of Directors of San Francisco’s Habitat for Humanity where she is the Chair of their Audit Committee. She also serves on the managing board of The Clearing House and is a member of the American College of Real Estate Lawyers. Ms. Washington holds a law degree from the University of California Berkeley School of Law and a bachelor of science degree from the University of North Carolina, Chapel Hill.

First Hawaiian, Inc. (NASDAQ:FHB) is a bank holding company headquartered in Honolulu, Hawaii. Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop & Company, is Hawaii’s oldest and largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company’s website, www.fhb.com.

Investor Relations Contact:	Media Contact:
Kevin Haseyama, CFA	Susan Kam
(808) 525-6268	(808) 525-6254
khaseyama@fhb.com	skam@fhb.com